Exhibit 99.2

Management Commentary

On Fourth-Quarter 2013 Results

The RetailMeNot, Inc. (the “Company”) earnings call will begin on February 6, 2014 at 7:30 a.m. central time (8:30 a.m. eastern time) and will include only brief comments followed by a Q&A session. This “Management Commentary” is being posted to provide investors and analysts with additional detail in advance of our quarterly earnings call and will not be read on the call.

To access the live broadcast of the brief remarks and Q&A session, please visit the Investor Relations section of RetailMeNot’s website at http://investor.retailmenot.com. A complete reconciliation between GAAP and non-GAAP results can be found in our earnings press release at http://investor.retailmenot.com.

Also, please note that comments on growth rates below refer to year-over-year changes unless otherwise indicated.

Summary

Our objective in 2013 was to extend our leadership position in the digital coupon marketing category, and we believe based on our strong financial results, we have succeeded in this goal. Since our July IPO, net revenues growth has exceeded our expectations, consumer engagement, especially on mobile, has accelerated, and we have continued to make important investments to position the Company for long-term growth. Our strong fourth quarter and full year results demonstrate the increasing strength of our marketplace and the value we bring to both consumers and retailers.

This was our strongest holiday season yet, punctuated by accelerating growth in traffic, mobile application downloads and email subscribers. A significant driver of growth in the quarter was the abbreviated shopping season in 2013 and increased level of promotional activity by retailers, which started before the Thanksgiving holiday and continued throughout the quarter. The breadth and quality of offers delivered through our websites and mobile apps attracted a very large consumer audience shopping either online or at a store. In fact, over the five day period from Thanksgiving to Cyber Monday, we estimate that sales attributable to consumer traffic from digital coupons in our marketplace accounted for approximately 2.6% of US eCommerce spending.

Fourth Quarter & Fiscal 2013 Overview

•	In the fourth quarter, total net revenues grew 55% to $78.5 million and organic net revenues were up 50%. For fiscal 2013, total net revenues were up 45%, while organic net revenues grew 41%. Organic net revenues exclude net revenues from acquired businesses not owned during both comparative periods. Seasonally, fourth quarter net revenues represented 37% of 2013 net revenues, as compared to 35% in 2012.

•	Fourth quarter net revenues from mobile were $11.7 million, reflecting growth of 179% and representing 15% of total net revenues. For fiscal 2013, net revenues from mobile grew 213% to $26.6 million, or 13% of total net revenues.

•	Fourth quarter international net revenues grew to $16.3 million, reflecting growth of 85% and representing approximately 21% of total net revenues. For fiscal 2013, international net revenues totaled $43.3 million, up 75%.

•	Fourth quarter net income was $13.8 million, reflecting growth of 79% compared to $7.7 million. For fiscal year 2013, net income grew 21% to $31.5 million.

•	Fourth quarter adjusted EBITDA was $31.0 million, reflecting growth of 43% and resulting in adjusted EBITDA margins of approximately 39%. For fiscal year 2013, adjusted EBITDA grew 15% to $81.3 million, resulting in adjusted EBITDA margins of 39%.

•	Fourth quarter net revenues per visit grew 25% to $0.426, compared to $0.342. For fiscal year 2013, net revenues per visit were up 20% to $0.374, compared to $0.312.

•	We estimate that paid retailer sales attributable to consumer traffic from digital coupons in our marketplace, or Gross Merchandising Value (GMV), for 2013 was approximately $3.5 billion. GMV represents only data from the performance marketing networks that report paid retailers’ sales information to us, which for 2013 included paid retailers comprising more than 90% of our net revenues. As a result, GMV is not a complete measure and may not be comparable period-to-period.

•	Retailers using our in-store solution, defined as a retailer that used our proprietary platform to distribute in-store coupons at least once in the quarter, grew to 88 in the fourth quarter, up 35% from the third quarter (65 in-store retailers).

•	By the end of 2013, we expanded geo-targeting capabilities to now cover every major shopping area in the U.S., a combination of over 6,000 malls and shopping centers.

Consumer Engagement Metrics

•	Fourth quarter total visits were up 24% to 184.1 million. For fiscal year 2013, total visits were 560.4 million, up 21%.

•	In the fourth quarter, mobile web visits were 55.9 million, up 87% year over year, 57% sequentially, and represented 30% of total visits.

•	In the fourth quarter, mobile app sessions grew to 116.5 million in the quarter, compared to 16.7 million during the fourth quarter of 2012.

•	Fourth quarter worldwide subscribers to our emails increased to 17.1 million, up 106%.

Company Strategy

Our mission is to be the number one place where consumers go to find the best offers, whether shopping online or at a store. We have created a marketplace for retailers to drive sales by showcasing their best offers to consumers.

The role of digital marketing solutions in commerce, both online and offline, is evolving rapidly. Our business is at the confluence of several significant trends, with eCommerce growth accelerating, retailers increasingly using digital channels to drive both online and offline commerce, and more consumers using mobile devices to search for and make purchases.

We are the world’s largest digital coupon marketplace and believe we are the leading innovator in our markets. The ability to enable consumers to interact and shop multi-channel continues to fuel demand for digital marketing solutions. We continue to focus our efforts on enhancing the shopping experience for consumers. Over the course of 2013, we released enhanced designs for our websites; released version 3.0 of the RetailMeNot mobile app, which featured redesigned home, store and coupon pages, as well as support for location specific offers; launched “My Account” across RetailMeNot platforms, which allows consumers the ability to save offers on any RetailMeNot platform and use them when convenient; and built a proprietary platform for creating, distributing, and measuring the performance of in-store offers across any RetailMeNot platform. We plan to accelerate our pace of innovation in 2014 and will continue to iterate rapidly across platforms. We expect to introduce new products and features to enhance our ability to deliver the best, most relevant offers to consumers and provide retailers with compelling opportunities to reach consumers on the path to purchase.

A key to our success has been our ability to invest in building our customer experience and brand awareness and maximizing the various channels in which consumers engage with RetailMeNot. During the past few quarters, we’ve accelerated our investments to develop a more direct relationship with consumers, and it’s working as we see an increasing volume of traffic coming directly to our websites.

Today, approximately 91% of our traffic comes from unpaid sources. One of our competitive strengths has been our ability to drive traffic through multiple channels, with the primary channel to date being SEO. SEO is certainly a core competency, but we view our strength in SEO as largely a reflection of the breadth and quality of our content, and a compelling user experience. In our fourth quarter, approximately 63% of our traffic came through SEO, with 28% of visits coming directly to us. We expect to continue to have strong search related traffic, but as we build our brand and our investments bear fruit, we expect direct traffic to be an increasingly important source of consumer visits.

Our market is in its nascent stage and we are making important investments to continue to build traffic, strengthen consumer engagement and help increase retailer sales. We expect to follow a balanced spending approach, centered on increasing investment in those areas that will enable long-term growth, such as technology, consumer engagement and brand awareness, while continuing to maintain strong adjusted EBITDA margins.

Top Three Initiatives for 2014

Content Quality

Quality and breadth of offers has been a key differentiator for RetailMeNot—we believe we have the best content, and we make it easy to find and use. When consumers visit our marketplace, they want the assurance that the offers they find are the best available and that they work reliably. We have built a trusted relationship with consumers and we are focused on continuing to enhance the consumer experience with advanced products.

In 2014, we plan to further improve our content with our offer validation capabilities. We have begun the rollout of our offer validation technology, which will be implemented in phases, starting first with large volume store pages. We believe our automated content validation will help deliver a superior experience for consumers across platforms and provides significant scale.

Retailers will also see added benefits from our investments in 2014. Through our RetailMeNot platform, retailers will have increased flexibility to test offers to help determine which resonate best and to refine their promotional strategies based on feedback from our marketplace. This capability will allow retailers to optimize their promotional spending and further enhance offer quality in our marketplace. This is another example of how we continue to partner with retailers to provide unique access and insights to help them improve their businesses.

Community

Over one-third of our content comes from our passionate, engaged community of users that contribute offers to our marketplace daily. This user generated content, or UGC, helps drive our significant scale. Our users embrace the true community that RetailMeNot provides, from chat, to comment areas, to voting and of course top rankings for those superstar contributors.

In 2014, we expect to offer an even more compelling community environment, strengthening the bond within this community by enhancing the tools that allow members to engage with RetailMeNot and other members. We will also further bolster the quantity and quality of our content offerings by continuing to reward and recognize our community, as well as give them insight into the performance of their contributions.

Mobile

Mobile is a natural extension of our business. Since we first launched our mobile websites and mobile applications, we have experienced tremendous growth in both consumer engagement and mobile net revenues. In particular, we have seen strength in tablet usage as consumers migrate from the desktop to new form factors. In the fourth quarter of 2013, mobile net revenues grew to represent 15% of total net revenues.

While in its early stages, using digital media to grow foot traffic and drive physical store net revenues growth is gaining mindshare among retailers. As a first mover in delivering digital offers to shoppers in stores, we have focused our investments on building out a proprietary mobile solutions platform to deliver geo-targeted offers. Our platform officially launched in 2013 and we are experiencing strong interest from retailers, ending the year with 88 retailers using our mobile solutions platform, representing over thirty-five thousand stores, and we expect this number to grow in 2014.

We now cover over 6,000 mall or shopping outlet locations geo-fenced through our mobile solutions platform. The breadth of our geo-targeting capabilities, which we believe cover all major shopping areas in the US, and the size of our mobile applications user base, provides significant reach for retailers targeting mobile consumers. Continuing to evolve our mobile solutions platform and our mobile application innovation, as well as growing our mobile application user audience, will be key areas of focus for us in 2014.

Fourth Quarter Financial Review

Net revenues during the fourth quarter were $78.5 million, up 55%, and organic net revenues were up 50%. Organic net revenues exclude net revenues from acquired businesses not owned during both comparative periods. The shorter holiday shopping season, and related heavy promotional activity in the fourth quarter, drove upside to our forecasts and resulted in our fourth quarter representing 37% of full year net revenues, two percentage points above last year. In addition, we benefitted from currency exchange rate fluctuations in the quarter, which added approximately 1% to our overall net revenues growth rate.

Gross margins were strong at 95% and cost of net revenues was 5%, consistent with the prior year. Cost of net revenues consists of direct and indirect costs incurred to generate net revenues. These are primarily costs related to technology and employees who manage our content operations and technology infrastructure.

Operating expenses

Over the past year we have followed a disciplined investment approach to maintain strong operating margins, while investing for growth. We experienced strong net revenues early in the fourth quarter, which provided increased visibility into the business and allowed us to increase marketing investments above what we had originally planned, while driving strong adjusted EBITDA of $31.0 million, growth of 43%, and adjusted EBITDA margins of 39%.

Product development expense for the quarter was $9.5 million, or 12% of net revenues, up from $5.2 million, or 10% last year. The increase in product development expense reflects team expansion and investments to enhance content quality, user experience, our mobile solutions and our data and analytics capabilities.

Sales and marketing expense was $29.3 million, or 37% of net revenues, compared to $18.1 million, or 36% last year. Sales and marketing expense consists primarily of personnel costs of our sales, partner management, marketing, SEO and business analytics employees, as well as online and other advertising and media expenditures, paid search and other marketing expenses. The increase in sales and marketing expense reflects investments in increasing brand awareness and extending our marketing reach through SEM, social media, email and our mobile applications. Due to net revenues strength early in the quarter, we decided to increase investments above our original plan. The additional investment was primarily focused on user acquisition channels, and additional TV advertisements with the intent to drive awareness and grow our consumer base.

General and administrative expense for the quarter was $8.7 million, or 11% of net revenues, higher than the prior year of $5.0 million, or 10% of net revenues. Growth in general and administrative expense primarily reflects investments in people and business infrastructure needed to manage the increased scale of a growing public company.

In the fourth quarter, we continued to attract strong talent to our company—adding 30 people in the quarter and exiting the year with 444 employees. For the full year, we added a total of 150 employees. Most of the additions to our teams were focused in our product and technology and operations teams. We plan to continue to invest in the people to help drive our growth initiatives, and expect growth in headcount to mirror our top line growth rate in 2014.

Other Expenses

For the fourth quarter, depreciation and amortization expense was $4.0 million, and stock-based compensation expense was $3.4 million.

Income from Operations

Income from operations was $22.1 million, or 28% of net revenues in the fourth quarter of 2013, compared to $13.6 million, or 27% of net revenues in the fourth quarter 2012.

Provision for Income Taxes

The provision for income taxes was $7.9 million, reflecting an effective tax rate of 36% in the quarter. Our effective tax rate will differ from the statutory rates primarily due to non-deductible stock-based compensation charges and the effect of different statutory tax rates in foreign jurisdictions.

Net Income

Net income was $13.8 million in the fourth quarter of 2013, growth of 79% compared to $7.7 million in the fourth quarter of 2012.

Earnings per Share (EPS)

As noted last quarter, with the completion of our IPO in July, our preferred shares have now converted to common shares. For purposes of computing historical EPS on a basis consistent with our EPS calculations going forward, we have provided a table in the earnings release that calculates pro forma historical fully diluted shares outstanding as if all of our preferred shares had converted to common.

In the fourth quarter, EPS was $0.26 based on 53.4 million fully diluted weighted average shares outstanding, compared to $0.01 for the fourth quarter of 2012 based on 2.9 million fully diluted weighted average shares outstanding.

Balance Sheet and Cash flow

We closed the fourth quarter with approximately $165.9 million of cash and equivalents and short-term investments, which includes $49.1 million in net proceeds raised during our follow-on offering in December 2013. Total debt exiting the quarter was $41.3 million. Capital expenditures for the quarter were $2.3 million and reflect primarily investments in facilities and technology licenses.

Seasonality is inherent in the retail business cycle and affects our operating trends. In the fourth quarter of the year, we have historically experienced the highest level of visits to our websites and our highest net revenues, which coincides with the winter holiday shopping season in the U.S. and Europe. Likewise, the first quarter tends to be the seasonally weakest with the lowest level of retail promotional activity.

In terms of cash flows, the seasonally strong holiday net revenues trends and our normal 50-60 day collection cycle, results in lower cash flows relative to net revenues in our fourth quarter, followed by very strong cash flows in our first quarter. In the fourth quarter, cash flow from operations was impacted by increased investments in our business, seasonality and a $6.2M pre-paid compensation arrangement entered into in conjunction with the ZenDeals acquisition in October.

In summary, we ended 2013 in a great position. We continue to see strong trends across our business including traffic, monetization, engagement through our mobile applications and email subscriber lists, and have seen early positive traction with our mobile offerings. We believe the investments we are making in our business will enhance our leadership position in the large and growing market of digital marketing solutions.

(Our updated outlook and financial guidance will be provided on the earnings call)

Non-GAAP Financial Measures

To provide investors with additional information regarding RetailMeNot’s financial results, RetailMeNot has disclosed adjusted EBITDA, a non-GAAP financial measure. RetailMeNot has provided a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, in the table in the fourth quarter earnings release. RetailMeNot defines adjusted EBITDA as net income plus depreciation, amortization of intangible assets, stock-based compensation expense, third-party acquisition-related costs, other non-cash operating expenses (including asset impairment charges and compensation-related charges associated with seller notes issued in connection with acquisitions), net interest expense, other non-operating income or expense (including changes in fair value of warrant liabilities and contingent consideration) and income taxes, net of any foreign exchange income or expense.

RetailMeNot discloses adjusted EBITDA because it is a key measure used by RetailMeNot and its board of directors to understand and evaluate RetailMeNot’s financial and operating performance, establish budgets and operational goals and as an element in determining executive compensation. RetailMeNot believes it also facilitates period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in this non-GAAP financial measure and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. However, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of RetailMeNot’s results as reported under GAAP. Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and RetailMeNot’s other GAAP results.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this commentary regarding RetailMeNot’s strategy, future operations, future financial position, future net revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “target” and similar expressions (or the negative of these terms) are intended to identify forward-looking statements, although not all forward-

looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding future net revenues and financial performance, visits and other statements about management’s beliefs, intentions or goals. RetailMeNot may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on RetailMeNot’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, risks related to RetailMeNot’s ability to manage its growth, including accurately planning and forecasting its financial results; RetailMeNot’s ability to attract visitors to its websites from search engines; RetailMeNot’s ability to attract and retain paid retailers and maintain its relationships with performance marketing networks; RetailMeNot’s ability to obtain and maintain digital coupon content and maintain the positive perception of its brand; RetailMeNot’s need to monetize digital coupons available through its mobile solutions; the competitive environment for RetailMeNot’s business; changes in consumer sentiment regarding RetailMeNot’s use of cookies; RetailMeNot’s need to manage regulatory, tax and litigation risks; RetailMeNot’s ability to protect consumer data and its intellectual property; RetailMeNot’s ability to manage international business uncertainties; the impact and integration of recent and future acquisitions; and other risks and potential factors that could affect RetailMeNot’s business and financial results identified in RetailMeNot’s filings with the Securities and Exchange Commission (the “SEC”), including its prospectus filed with the SEC pursuant to Rule 424(b)(4) on December 12, 2013. Additional information will also be set forth in RetailMeNot’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that RetailMeNot makes with the SEC. RetailMeNot does not intend or undertake any duty to release publicly any updates or revisions to any forward-looking statements contained herein.